CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated September 15, 2000, accompanying the financial statements of Streamedia Communications, Inc. contained in this registration statement and prospectus. We consent to the use of the aforementioned report in the registration statement and prospectus and to the use of our names as it appears under the caption "Experts."



GRANT THORNTON LLP

Melville, New York
September  21, 2000